Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. announces increase to quarterly dividend GREEN BAY, Wis. (January 31, 2024) – Schneider (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that on January 29, 2024, its Board of Directors declared a quarterly cash dividend of $0.095 per share on its Class A and Class B common stock, a 6% increase over the previous quarterly dividend of $0.09 per share. The dividend is payable to shareholders of record as of March 8, 2024 and expected to be paid on April 9, 2024. About Schneider Schneider is a premier multimodal provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-